CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-79977, 2-79978, 33-49676, 333-19467, 333-19501, 333-106967, 333-107841, 333-112343, 333-132272, 333-167836 and 333-164382 on Form S-8 and No. 333-152315 on Form S-3 of our reports dated October 26, 2010, relating to the financial statements and financial statement schedule of Walgreen Co. and Subsidiaries, and the effectiveness of Walgreen Co. and Subsidiaries’ internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Walgreen Co. and Subsidiaries for the year ended August 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
October 26, 2010